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ADAPTEC, INC.

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Adaptec Responds to Latest Distortions from Minority Investor and Hedge Fund

MILPITAS, Calif. – (BUSINESS WIRE) – Adaptec, Inc. (Nasdaq: ADPT), the global leader in I/O innovation today issued the following statement in response to unfounded attacks by Steel Partners, a hedge fund that is a minority stockholder in Adaptec, on members of Adaptec’s Board and management in its letter of Oct. 15, 2009:

“We urge Adaptec stockholders to reflect carefully on Steel’s extensive record of misleading statements – including its misleading attacks on the professional history of Sundi Sundaresh, Adaptec’s CEO – and ask why Steel is resorting to such tactics rather than making its arguments on the basis of the merits of its position,” said Douglas E. Van Houweling, Chairman of Adaptec’s Governance and Nominating Committee. “Stockholders should not allow Steel’s attacks to obscure the fact that it has no discernible plan for Adaptec’s future. Indeed, these attacks on Adaptec’s CEO come just weeks after Steel lobbied the very same CEO to join its board slate.

“The Board majority has consistently been willing to give Steel representation and a voice on the Board. Unfortunately, Steel’s representatives have not been collaborative members of the Board,” Van Houweling continued. “Steel insisted on holding the chairmanship, though its representative did not have the background required to engage with management or oversee the strategic development of the business. Further, the Board majority was hampered in many instances by counterproductive behavior in the boardroom: for example, Steel representatives repeatedly made threats that disrupted, and continue to disrupt, Board meetings.

“Steel’s boardroom behavior and lack of engagement contributed to the Board majority’s decision to review the Board chairmanship – a position that had been filled by a Steel principal after Steel had threatened a proxy contest if it did not control the chairmanship. The Board ultimately concluded, during a regular meeting attended by all of the Steel representatives, to appoint a highly qualified and professional director to the position of Chairman at this critical time in Adaptec’s history,” Van Houweling added.

In addition, Steel substantially distorted Mr. Sundaresh’s career accomplishments in Steel’s recent communication to stockholders. The very examples Steel cites are, in fact, compelling illustrations of his track record of success and integrity as a manager over the past 15 years:

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In Mr. Sundaresh’s previous role at Adaptec, from 1993 to 1998, he led the growth of a $90-million division into a $400-million business by successfully integrating acquisitions, product development and product diversification.

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In 1998, in part as a result of his successes at Adaptec, Mr. Sundaresh was recruited to Jetstream Communications, where he successfully executed the company’s strategy and increased revenues, only to have that effort disrupted by the 2001 telecommunications industry collapse that battered Jetstream’s customers and OEMs. With the industry recovery projected to be years away, Mr. Sundaresh advised the Board that the best course was a sale of the company, which was then executed.

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In 2002, Mr. Sundaresh was recruited as CEO of Candera, a highly troubled company which had already spent $45 million of capital raised. His mission was to determine whether the company had a future. Again Mr. Sundaresh made the tough decisions consistent with the board’s charge to maximize the stockholders’ dwindling value.

“This is a critical time for Adaptec. The record is clear: the Board majority and management have demonstrated a willingness to consider any alternatives that might return or create value for stockholders. They have made measurable progress toward strengthening this company. For example, Adaptec’s net cash balance has increased from $240 million at the end of the first quarter of fiscal 2006 to $382 million at the end of the first quarter of fiscal 2010. Gross margins have also improved from 30% to 46% over the same period. They have demonstrated a commitment to the best practices in corporate governance, and they followed a careful process in determining the right leadership for both the board and management as the business begins to turn around. Steel, in contrast, has offered no plan except advocating the sale of Adaptec’s assets and operations in a down market, before Adaptec’s full value can be realized,” Van Houweling concluded.

For a more detailed examination of Steel’s many misleading statements, investors are encouraged to examine the facts about Adaptec, its Board and its management in more detail by clicking here [www.adaptec.com/investor/proxy].

Adaptec continues to encourage stockholders to reject Steel’s proposals by marking the “Yes, Revoke My Consent” boxes on the GOLD Consent Revocation card they should have received and mailing it immediately. If stockholders already have given their consent on a white card, they may revoke it by signing, dating and mailing the GOLD Consent Revocation card immediately.

If stockholders have any questions, or need assistance in revoking their consents, they may contact Georgeson at 1-800-223-2064 or at adaptecinfo@georgeson.com—or by facsimile at (212) 440-9009.

About Adaptec

Adaptec provides innovative data center I/O solutions that protect, accelerate, optimize, and condition data in today’s most demanding data center environments. Adaptec products are used in IT environments ranging from traditional enterprise environments to fast-growing, on-demand cloud computing data centers. The company’s products enable data center managers, channel partners and OEMs to deploy best-in-class storage solutions to meet their customers’ evolving IT and business requirements. Around the world, leading corporations, government organizations, and medium and small businesses trust Adaptec technology. More information is available at www.adaptec.com, on its blog, storageadvisors.adaptec.com, and at adaptec.com/facebook and twitter.com/Adaptec, Inc.

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, are statements that could be deemed to be forward-looking statements, including but not limited to statements related to Adaptec’s ability to turn around the business. Adaptec cautions that a variety of factors, including but not limited to the following, could cause results to differ materially from those expressed or implied in these forward-looking statements: continued or increased economic weakness and declines in customer spending; the potential failure of anticipated long-term benefits to materialize; the potential impact of adverse changes in the global credit markets; the expected impact on its future revenues in the event of Adaptec’s failure to receive design wins for the new generation products; Adaptec’s dependence upon contract manufacturers and subcontractors; Adaptec’s dependence upon key customers; the impact of industry technology transitions; and other risks detailed from time to time in filings Adaptec makes with the SEC, including its latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

Contacts

Media:

The Abernathy MacGregor Group

Tom Johnson, 212-371-5999

Ian Campbell or Jim Lucas, 213-630-6550

or

Investors:

Georgeson, 800-223-2064

adaptecinfo@georgeson.com